EXHIBIT 4.4
RESOLUTION FOR APPROVING STOCK DIVIDEND

UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT A MEETING OF THE BOARD OF DIRECTORS OF U.S.A. SUNRISE BEVERAGES, INC.
Certification of Resolution Approving  Stock Dividend

	The undersigned, hereby certifies that the Board of Directors (The "Board") of U.S.A. Sunrise Beverages, Inc., a South Dakota Corporation, (the "Corporation"), on the 20th day of September 2002, thereby adopted the following resolution by written consent effectively immediately.

	WHEREAS, it is deemed to be advisable and in the best interest of this Corporation and its shareholders to pursue continuation of business, to declare a stock dividend of shares of Sunrise U.S.A. Incorporated, a Nevada corporation to the shareholders of record of U.S.A. Sunrise Beverages, Inc., as of September 20, 2002. Sunrise U.S.A. Incorporated has been assigned any remaining rights of the Company to the water and soft drink business which it has been pursuing for the past years, the shareholders of record on September 20, 2002 will receive an equal number of shares of the Nevada Company as they had in U.S.A. Sunrise Beverages, Inc., on the date of this dividend of the subsidiary shares.

	THEREFORE BE IT RESOLVED, that the Board hereby authorizes, approves and ratifies the issuance and payment to all and each of the Corporation stockholders of record as of September 20, 2002, in every class of the issued and outstanding stock of the Corporation as to such date, of a dividend on a 1:1 (one to one) basis, meaning that each and every stockholder of each and every class of stock of the Corporation shall receive at no cost, one share per each share owned in the Corporation, into the Nevada corporation, namely into Sunrise U.S.A. Incorporated. This being a declaration of shares and not considered a declaration on a percentage basis. Any existing or future issuance of shares of the Nevada Corporation may cause an immediate dilution to receivers of this dividend declaration.

	FURTHER RESOLVED, that the Board expressly declares such dividend issuance as free and just to all of its stockholders of record, and that this dividend declaration is given by the Corporation to all stockholders of record as above described without the Corporation or the Nevada Company receiving any kind of consideration or payment whatsoever, and that the Board believes this dividend declaration satisfies the requirements of S355 of the Internal Revenue Code to be tax free distribution to both the Corporation and its stockholders.

FURTHER RESOLVED, that the President of the Corporation is hereby authorized, empowered and directed, to execute and deliver all such documents, schedules, instruments and certificates, perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to assist and carry out the purpose of this Resolution, that all of the acts and doings of such officer that are consistent with the purpose of this Resolution are hereby authorized, approved , ratified and confirmed in all respects.

Dated September 20, 2002

/s/ GENE FAIRCHILD
Gene Fairchild, Secretary